Exhibit 99.1

News
Contact: Investor Relations: Dennis D’Andrea (212) 572-4384

767 Fifth Avenue	Media Relations:
New York, NY 10153	Julie Berman
(212) 572-4438

ESTÉE LAUDER COMPANIES DELIVERS STRONG SECOND QUARTER RESULTS

SALES AND EPS INCREASE 16%

EARNINGS PER SHARE RISE TO $1.14

New York, NY, February 1, 2008 - The Estée Lauder Companies Inc. (NYSE: EL) today reported $2.31 billion in net sales for its fiscal second quarter ended December 31, 2007, a 16% increase over the $1.99 billion reported in the prior-year quarter.  Excluding the impact of foreign currency translation, net sales rose 11%.

The Company reported net earnings for the quarter ended December 31, 2007 of $224.4 million, an 8% increase compared with $208.4 million last year.  Diluted net earnings per common share for the quarter rose 16% to $1.14 compared with $.99 reported in the prior year.

William P. Lauder, President and Chief Executive Officer said, “In our second quarter, we produced across-the-board sales gains in our geographic regions and product categories.  A favorable currency environment further aided our strong top-line growth.  Solid overall global performances from our travel retail business, freestanding retail stores, internet distribution and most brands contributed to our overall results this quarter.  Our top- and bottom-line gains were led by our international operations, which continued their steady growth pace.  Sales in the United States this holiday season reflected the soft retail backdrop, particularly in department stores.

“Despite a slowdown in consumer spending in the U.S., I believe we can achieve our profit objectives through ongoing cost containment efforts and disciplined expense control.  With this view, we continue to forecast earnings per share of $2.28 to $2.40 for the full 2008 fiscal year.”

Results by Product Category

	Three Months Ended December 31
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2007	2006	Reported Basis	Local Currency	2007	2006	Reported Basis
Skin Care	$831.2	$701.1	18.6%	12.9%	$166.5	$148.8	11.9%
Makeup	827.3	716.8	15.4	10.8	149.4	128.6	16.2
Fragrance	520.5	465.1	11.9	6.8	48.1	37.4	28.6
Hair Care	110.4	93.9	17.6	15.2	6.4	15.6	(59.0)
Other	19.4	14.2	36.6	33.1	—	2.0	(100.0)
Special charges related to cost savings initiative	—	—			0.1	—
Total	$2,308.8	$1,991.1	16.0%	10.9%	$370.5	$332.4	11.5%

In the quarter, sales and operating income in the skin care, makeup and fragrance categories were favorably impacted in the United States by the ordering patterns of department stores as a result of a one week shift in the retail calendar from the Company’s fiscal first quarter.

During the quarter, sales increased in all product categories within each of the Company’s geographic regions.

Skin Care

•                  The significant net sales growth in skin care products in the current quarter was particularly strong in view of the 9% sales gain in the category in last year’s second quarter.  The current quarter growth was fueled by double-digit increases in all geographic regions.

•                  Net sales benefited from the additional spending in the fiscal first quarter behind the Company’s brands to maintain momentum into the holiday season.

•                  In addition to sales growth from certain existing products, the skin care category benefited from strong worldwide incremental sales of recent products such as Idealist Pore Minimizing Skin Refinisher by Estée Lauder and Acne Solutions Clear Skin System from Clinique.  The category’s growth reflected strong double-digit gains from the Company’s La Mer brand, due in part to the momentum from the recent launch of The Eye Concentrate.

•                  Operating income increased reflecting the strong worldwide sales gains.

Makeup

•                  Makeup sales growth was impressive in the current quarter despite facing a difficult comparison to the prior-year second quarter when sales grew 12%.

•                  The increase was led by solid gains internationally.  Sales in the Americas were up primarily due to the effect of the shift in the U.S. retail calendar.

•                  Double-digit growth in the Company’s makeup artist brands contributed more than 65% of the incremental sales.  The strong gains in the makeup artist brands were generated by solid product performances, additional market expansion, and for the M•A•C brand, new freestanding retail stores.  The increase also reflects the positive contributions of new and existing products from certain core brands.

•                  Operating income increased, reflecting strong international growth, partially offset by weakness in certain brands in the United States.

Fragrance

•                  In absolute dollars fragrance sales growth was strongest in the Company’s European region, primarily driven by newer fragrance offerings.  While current quarter sales compared favorably to the same prior-year period, the Company continues to face challenges in this product category, primarily in the United States.

•                  Contributing to the sales growth were recent launches, such as Sean John Unforgivable Woman and Estée Lauder pleasures delight, as well as the introduction of Dreaming by Tommy Hilfiger, primarily in certain international countries.  The successful introduction of Tom Ford for Men also generated incremental sales, as well as the continued strong performance of DKNY Be Delicious.

•                  Operating income in the fragrance product category increased, reflecting growth outside of the United States in certain of the Company’s core fragrances, partially offset by lower results from designer fragrances, which continued spending in support of new product launches as well as its existing fragrances.

Hair Care

•                  Sales of hair care products increased, primarily due to growth from Aveda and Bumble and bumble, and the inclusion of the Ojon brand, which was acquired in July 2007.

•                  Aveda net sales benefited from the recent launch of Aveda Men Pure-Formance and Smooth Infusion products, and the recent acquisition of an independent distributor.

•                  Higher sales at Bumble and bumble were primarily due to its hotel amenities program and new points of distribution.

•                  Hair care operating profit decreased, reflecting investments designed to support short- and long-term growth in this category through new points of distribution.  The lower results are also due to an increase in intangible asset amortization resulting from recent strategic acquisitions.

Results by Geographic Region

	Three Months Ended December 31
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2007	2006	Reported Basis	Local Currency	2007	2006	Reported Basis
The Americas	$1,028.2	$944.0	8.9%	8.0%	$91.0	$109.9	(17.2)%
Europe, the Middle East & Africa	933.2	761.7	22.5	13.1	207.0	170.8	21.2
Asia/Pacific	347.4	285.4	21.7	15.0	72.4	51.7	40.0
Special charges related to cost savings initiative	—	—			0.1	—
Total	$2,308.8	$1,991.1	16.0%	10.9%	$370.5	$332.4	11.5%

The Americas

•                  The soft retail environment during the holiday season, particularly in the department store channel, as well as competitive pressures negatively impacted certain of the Company’s brands.

•                  Sales growth reflected the favorable impact of the shift in the U.S. retail calendar.  Increases were generated from the Company’s internet distribution, hair care business, including the addition of the Ojon brand, and the BeautyBank division.  Higher overall sales gains were also achieved in Latin America and Canada.

•                  Operating income in the Americas declined versus the prior year-period, reflecting increased spending on global information technology systems and infrastructure, as well as on new business development initiatives and activities.

•                  Improved operating income from the Company’s makeup artist and internet distribution businesses partially offset these results.

Europe, the Middle East & Africa

•                  In constant currency, net sales increased in every country in the region.  The higher sales were led by the Company’s travel retail business, the United Kingdom, and Russia, which benefited from the Company’s continued expansion in this emerging market.

•                  Operating income increased, primarily due to improved results in the United Kingdom, travel retail, the Balkans and Germany.  Partially offsetting these increases were lower results in Russia, reflecting spending to support market expansion.

Asia/Pacific

•                  Every country in the region posted constant currency sales increases.  The strongest growth came in China, Hong Kong, Australia and Korea, with each country recording double-digit increases.

•                  In China, the Company’s largest emerging Asian market, most of the Company’s brands sold in the country recorded double-digit retail sales growth, reflecting the strength of the brands and the appeal of their products.

•                  Operating income in the region increased substantially, with all countries experiencing profit growth in the quarter.  Improved results were led by Australia, Japan, China, Korea and Hong Kong.

Six-Month Results

•                  For the six months ended December 31, 2007, the Company reported net sales of $4.02 billion, a 12% increase from $3.58 billion in the comparable prior-year period.  Excluding the impact of foreign currency translation, net sales rose 8%.  The Company reported net earnings of $263.5 million for the six months compared with $266.7 million in the same period last year.  Diluted net earnings per common share for the six months ended December 31, 2007 increased 7% to $1.34, compared with $1.25 reported in the prior-year period.

Cash Flows

•                  For the six months ended December 31, 2007, net cash flows provided by operating activities increased 16% to $361.9 million, compared with $312.7 million in the prior-year period.

•                  The increase primarily reflects higher net earnings from continuing operations before non-cash items such as depreciation, amortization and stock-based compensation, as well as an improvement in collections of accounts receivable balances.

•                  Operating cash flow was utilized primarily for capital investments, dividends, the acquisition of Ojon and the repurchase of shares of the Company’s Class A Common Stock.

Estimate of Fiscal 2008 Third Quarter and Full Year

Third Quarter

•                  Net sales are expected to grow between 8% and 10% in constant currency.

•                  Foreign currency translation benefit is expected to be approximately 3.5% versus the prior-year period.

•                  Diluted earnings per share are projected to be between $.43 and $.49.

Full Year

•                  Net sales are forecasted to grow between 7% and 9% in constant currency.

•                  Foreign currency translation benefit is expected to be approximately 3.5% versus the prior-year period.

•                  The Company projects diluted earnings per share to be between $2.28 and $2.40.

•                  On a product category basis, in constant currency, sales in hair care and skin care are expected to be the leading sales growth categories, followed by makeup and fragrance.

•                  Geographic region net sales growth in constant currency is expected to be led by Asia/Pacific, followed by Europe, the Middle East & Africa and the Americas.

Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “planned,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Lauder’s remarks and those in the “Estimate of Fiscal 2008 Third Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)	increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;
(2)

the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s core brands, including gift with purchase, and in the Company’s fragrance business;

(3)

consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors and ownership of competitors by the Company’s customers that are retailers;

(4)	destocking by retailers;
(5)	the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or scope, of advertising, sampling and merchandising programs;
(6)	shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;
(7)

social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)

changes in the laws, regulations and policies (including the interpretation and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products, changes in accounting standards, tax laws and regulations, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)

foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)

changes in global or local conditions, including those due to natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)

shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative;

(12)

real estate rates and availability, which may affect the Company’s ability to increase the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)	changes in product mix to products which are less profitable;
(14)	the Company’s ability to acquire, develop or implement new information and distribution technologies, on a timely basis and within the Company’s cost estimates;
(15)	the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly announced cost-savings initiatives and to integrate acquired businesses and realize value therefrom;
(16)	consequences attributable to the events that are currently taking place in the Middle East, including terrorist attacks, retaliation and the threat of further attacks or retaliation;
(17)	the timing and impact of acquisitions and divestitures, which depend on willing sellers and buyers, respectively, and;
(18)	additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 135 countries and territories under well-recognized brand names, including Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, Good Skin™, Grassroots, Sean John, Missoni, Daisy Fuentes, Tom Ford Beauty, Mustang, Coach and Ojon.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

— Tables Follow —

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended			Six Months Ended
	December 31		Percent	December 31		Percent
	2007	2006	Change	2007	2006	Change

Net Sales	$2,308.8	$1,991.1	16.0%	$4,018.9	$3,584.6	12.1%
Cost of sales	578.5	499.0		1,034.3	927.1
Gross Profit	1,730.3	1,492.1	16.0%	2,984.6	2,657.5	12.3%
Gross Margin	74.9%	74.9%		74.3%	74.1%

Operating expenses:
Selling, general and administrative	1,359.9	1,159.7		2,536.0	2,224.7
Special charges related to cost savings initiative	(0.1)	—		0.2	0.5
	1,359.8	1,159.7	17.3%	2,536.2	2,225.2	14.0%
Operating Expense Margin	58.9%	58.2%		63.1%	62.0%

Operating Income	370.5	332.4	11.5%	448.4	432.3	3.7%
Operating Income Margin	16.0%	16.7%		11.2%	12.1%

Interest expense, net	18.3	7.7		36.7	14.4
Earnings before Income Taxes, Minority Interest and Discontinued Operations	352.2	324.7	8.5%	411.7	417.9	(1.5)%
Provision for income taxes	122.9	113.3		144.0	146.7
Minority interest, net of tax	(4.9)	(2.9)		(4.2)	(4.7)
Net Earnings from Continuing Operations	224.4	208.5	7.6%	263.5	266.5	(1.1)%
Discontinued operations, net of tax	—	(0.1)		—	0.2
Net Earnings	$224.4	$208.4	7.7%	$263.5	$266.7	(1.2)%

Basic net earnings per common share:
Net earnings from continuing operations	$1.16	$1.00	16.1%	$1.36	$1.27	7.0%
Discontinued operations, net of tax	—	(.00)		—	.00
Net earnings	$1.16	$1.00	16.1%	$1.36	$1.27	6.9%

Diluted net earnings per common share:
Net earnings from continuing operations	$1.14	$.99	15.8%	$1.34	$1.25	6.8%
Discontinued operations, net of tax	—	(.00)		—	.00
Net earnings	$1.14	$.99	15.8%	$1.34	$1.25	6.7%

Weighted average common shares outstanding:
Basic	193.3	208.3		193.7	209.7
Diluted	196.5	211.4		196.8	212.5

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Three Months Ended				Six Months Ended
	December 31		Percent Change		December 31		Percent Change
			Reported	Local			Reported	Local
	2007	2006	Basis	Currency	2007	2006	Basis	Currency

NET SALES
By Region:
The Americas	$1,028.2	$944.0	8.9%	8.0%	$1,927.1	$1,844.5	4.5%	3.8%
Europe, the Middle East & Africa	933.2	761.7	22.5	13.1	1,484.4	1,233.6	20.3	12.4
Asia/Pacific	347.4	285.4	21.7	15.0	607.4	506.5	19.9	14.3
Total	$2,308.8	$1,991.1	16.0%	10.9%	$4,018.9	$3,584.6	12.1%	8.3%

By Product Category:
Skin Care	$831.2	$701.1	18.6%	12.9%	$1,450.7	$1,268.1	14.4%	10.0%
Makeup	827.3	716.8	15.4	10.8	1,490.4	1,363.6	9.3	5.9
Fragrance	520.5	465.1	11.9	6.8	833.5	754.4	10.5	6.3
Hair Care	110.4	93.9	17.6	15.2	213.0	176.3	20.8	18.9
Other	19.4	14.2	36.6	33.1	31.3	22.2	41.0	37.8
Total	$2,308.8	$1,991.1	16.0%	10.9%	$4,018.9	$3,584.6	12.1%	8.3%

OPERATING INCOME
By Region:
The Americas	$91.0	$109.9	(17.2)%		$143.4	$183.0	(21.6)%
Europe, the Middle East & Africa	207.0	170.8	21.2		216.0	189.1	14.2
Asia/Pacific	72.4	51.7	40.0		89.2	60.7	47.0
Special charges related to cost savings initiative	0.1	—			(0.2)	(0.5)
Total	$370.5	$332.4	11.5%		$448.4	$432.3	3.7%

By Product Category:
Skin Care	$166.5	$148.8	11.9%		$202.3	$191.7	5.5%
Makeup	149.4	128.6	16.2		190.5	178.5	6.7
Fragrance	48.1	37.4	28.6		43.1	42.5	1.4
Hair Care	6.4	15.6	(59.0)		13.8	19.5	(29.2)
Other	—	2.0	(100.0)		(1.1)	0.6	(100.0)+
Special charges related to cost savings initiative	0.1	—			(0.2)	(0.5)
Total	$370.5	$332.4	11.5%		$448.4	$432.3	3.7%

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	December 31	June 30	December 31
	2007	2007	2006
ASSETS
Current Assets
Cash and cash equivalents	$319.5	$253.7	$251.8
Accounts receivable, net	1,099.4	860.5	1,005.1
Inventory and promotional merchandise, net	899.0	855.8	783.0
Prepaid expenses and other current assets	296.1	269.4	287.1
Total Current Assets	2,614.0	2,239.4	2,327.0

Property, Plant and Equipment, net	943.7	880.8	807.5
Other Assets	1,179.5	1,005.5	907.4
Total Assets	$4,737.2	$4,125.7	$4,041.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term debt	$198.9	$60.4	$189.9
Accounts payable	341.4	314.7	287.4
Other current liabilities	1,174.4	1,125.6	1,240.2
Total Current Liabilities	1,714.7	1,500.7	1,717.5

Noncurrent Liabilities
Long-term debt	1,073.3	1,028.1	439.3
Other noncurrent liabilities and minority interest	575.2	397.9	269.6
Total Stockholders’ Equity	1,374.0	1,199.0	1,615.5
Total Liabilities and Stockholders’ Equity	$4,737.2	$4,125.7	$4,041.9

SELECTED CASH FLOW DATA

(Unaudited; In millions)

	Six Months Ended
	December 31
	2007	2006
Cash Flows from Operating Activities
Net earnings	$263.5	$266.7
Depreciation and amortization	121.9	103.8
Deferred income taxes	(8.3)	(12.4)
Discontinued operations	—	(0.2)
Other items	41.1	32.7
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(201.5)	(212.5)
Increase in inventory and promotional merchandise, net	(8.0)	(6.5)
Increase in accounts payable and other accrued liabilities	172.3	171.6
Other operating assets and liabilities, net	(19.1)	(30.5)
Net cash flows provided by operating activities of continuing operations	$361.9	$312.7

Capital expenditures	$160.4	$140.5
Payments to acquire treasury stock	80.1	254.3
Dividends paid	106.6	103.6

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